As filed with the Securities and Exchange Commission on July 19, 2006.

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAMILY DOLLAR STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	56-0942963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10401 Monroe Road
P. O. Box 1017
Charlotte, North Carolina 28201-1017
(Address of Principal Executive Offices)   (Zip Code)

Family Dollar Stores, Inc. 2006 Incentive Plan
(Full Title of the Plan)

Janet G. Kelley
Senior Vice President-General Counsel and Secretary
Family Dollar Stores, Inc.
P.O. Box 1017
Charlotte, NC  28201-1017
(Name and address of agent for service)

Telephone number, including area code, of agent for service (704) 849-7427

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $.10 par value	13,000,000 shares	$21.76	$282,880,000	$30,269.00
Registration Fee Offset (3)				$11,349.00
Total				$18,920.00

(1)  Represents shares authorized for issuance pursuant to the grant or exercise of awards under the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”), which include 12,000,000 shares plus any shares subject to outstanding awards granted under the Family Dollar Stores, Inc. 1989 Non-Qualified Stock Option Plan (the “1989 Plan”) that are cancelled, forfeited, terminate, expire or lapse for any reason after January 19, 2006, the day the 2006 Plan was approved by the Registrant’s stockholders.  The 13,000,000 shares registered on this Registration Statement also include 156,675 shares underlying awards under the 1989 Plan that have been cancelled or forfeited since January 19, 2006, plus an estimate of shares underlying awards under the 1989 Plan that the Registrant expects will be cancelled or forfeited in the future.  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or issued under the plan in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or similar transaction.

(2)  Estimated solely for the purpose of calculating the registration fee and computed according to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the Registrant’s Common Stock, as reported by the New York Stock Exchange on July 14, 2006.

(3)  Pursuant to Rule 457(p) under the Securities Act, filing fees of $11,349.00 which were paid with respect to 4,181,526 remaining unsold shares previously registered by the Registrant under the Registration Statement on Form S-8 (Registration No. 333-105005) filed on May 5, 2003 with respect to the Registrant’s 1989 Non-Qualified Stock Option Plan are being used to offset the registration fee calculated based on the Proposed Maximum Aggregate Offering Price above. The registrant is simultaneously filing a post-effective amendment to this prior registration statement to remove these unsold shares from registration.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The information required to be delivered pursuant to Item 1 of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

Item 2.    Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  These documents are incorporated by reference in the Section 10(a) prospectus.  The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to plan participants pursuant to Rule 428(b).  Requests for the above-mentioned documents should be directed to the Corporate Secretary, Family Dollar Stores, Inc., P. O. Box 1017, Charlotte, North Carolina  28201-1017.  Telephone requests may be directed to (704) 849-7478.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)   The Registrant’s Annual Report on Form 10-K for the year ended August 27, 2005;

(b)   All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since August 27, 2005;

(c)   The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, dated June 19, 1979, filed by the Registrant in connection with the listing of 4,430,000 of such shares on the New York Stock Exchange.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereto have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Janet G. Kelley, Senior Vice President-General Counsel and Secretary of the Registrant, has rendered an opinion of the validity of the securities being registered.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides  that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, for criminal actions and proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify a director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such director or officer actually or reasonably incurred. The indemnification provided for by the statute is not exclusive of any other rights of indemnification.  Article XIII of the Registrant’s Bylaws provides for indemnification to the fullest extent permitted by the laws of the State of Delaware.  Pursuant to the Bylaws, and as authorized by statute, the Registrant maintains insurance for directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not the Registrant would have the power to indemnify such officer or director against such liability under the Bylaws or statute.  The rights conferred on officers and directors pursuant to Article XIII of the Registrant’s Bylaws are not exclusive of any other rights which such officer or director may later acquire under any statute, provision of the Registrant’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, as amended from time-to-time, provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Item 7.   Exemption From Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

Exhibits incorporated by reference:

4.1

Sections FOURTH, SIXTH and SEVENTH of the Registrant’s Certificate of Incorporation, dated November 24, 1969 (filed as Exhibit 3(a) to the Registrant’s Registration Statement on Form S-1, No. 2-35468), and all Amendments thereto (as described in the Exhibit Index of the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 27, 2005)

4.2

Articles II, VII, VIII, XII AND XIV of the Registrant’s Bylaws, as amended on August 17, 2004 (filed as Exhibit 3(ii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 28, 2004)

4.3	Form of certificate representing shares of the Registrant’s common stock (filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 27, 2005)

99	Family Dollar Stores, Inc. 2006 Incentive Plan (filed as Exhibit I to the Registrant’s Definitive Proxy Statement for the 2006 Annual Meeting filed with the Commission on November 30, 2005)

Exhibits filed herewith:

5	Opinion of the General Counsel of the Registrant

23	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Matthews and State of North Carolina on the 19th day of July 2006.

FAMILY DOLLAR STORES, INC.

By:	/s/ Howard R. Levine
Howard R. Levine
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 19th day of July 2006, by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ Howard R. Levine	Chairman of the Board,	7/19/06
Howard R. Levine	(Principal Executive
Officer) and Director

/s/ R. James Kelly	Vice Chairman and Chief	7/19/06
R. James Kelly	Financial Officer

/s/ C. Martin Sowers	Senior Vice President-Finance	7/19/06
C. Martin Sowers	(Principal Accounting Officer)

/s/ Mark R. Bernstein	Director	7/19/06
Mark R. Bernstein

/s/ Sharon Allred Decker	Director	7/19/06
Sharon Allred Decker

/s/ Edward C. Dolby	Director	7/19/06
Edward C. Dolby

/s/ Glenn A. Eisenberg	Director	7/19/06
Glenn A. Eisenberg

/s/ George R. Mahoney Jr.	Director	7/19/06
George R. Mahoney, Jr.

/s/ James G. Martin	Director	7/19/06
James G. Martin

/s/ Dale C. Pond	Director	7/19/06
Dale C. Pond

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibits incorporated by reference:

4.1

Sections FOURTH, SIXTH and SEVENTH of the Registrant’s Certificate of Incorporation, dated November 24, 1969 (filed as Exhibit 3(a) to the Registrant’s Registration Statement on Form S-1, No. 2-35468), and all Amendments thereto (as described in the Exhibit Index of the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 27, 2005)

4.2

Articles II, VII, VIII, XII AND XIV of the Registrant’s Bylaws, as amended on August 17, 2004 (filed as Exhibit 3(ii) to the Registrant’s Annual Report Form 10-K for the fiscal year ended August 28, 2004)

4.3	Form of certificate representing shares of the Registrant’s common stock (filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 27, 2005)

99	Family Dollar Stores, Inc. 2006 Incentive Plan (filed as Exhibit I to the Registrant’s Definitive Proxy Statement for the 2006 Annual Meeting filed with the Commission on November 30, 2005)

Exhibits filed herewith:

5	Opinion of the General Counsel of the Registrant

23	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm